Exhibit 99.28(h)(3)

INVESTMENT MANAGERS SERIES TRUST II

FOURTH AMENDED AND RESTATED

OPERATING EXPENSES LIMITATION AGREEMENT

THIS FOURTH AMENDED AND RESTATED OPERATING EXPENSES LIMITATION AGREEMENT (the “Agreement”), dated as of July 24, 2024, by and between INVESTMENT MANAGERS SERIES TRUST II, a Delaware statutory trust (the “Trust”), on behalf of its series listed in Appendix A, as amended from time to time (each a “Fund”), and the investment advisor of the Funds, AXS Investments LLC (the “Advisor”).

WITNESSETH:

WHEREAS, the Advisor renders advice and services to each Fund pursuant to the terms and provisions of an Investment Advisory Agreement between the Trust and the Advisor dated May 3, 2022 (the “Investment Advisory Agreement”); and

WHEREAS, each Fund is responsible for, and has assumed the obligation for, payment of certain expenses of such Fund pursuant to the Investment Advisory Agreement that have not been assumed by the Advisor; and

WHEREAS, the Trust and the Advisor have previously entered into an Operating Expenses Limitation Agreement dated July 14, 2022 (the “Prior Agreement”), pursuant to which the Advisor has limited the Operating Expenses (as defined in Paragraph 2 herein) of each Fund, for the Expense Limitation Period (as defined in Paragraph 2 herein) pursuant to the terms and provisions of this Agreement, and the Trust (on behalf of each Fund) desires to allow the Advisor to implement those limits;

WHEREAS, the Advisor desires to amend and restate the Prior Agreement to add the Tradr ETFs to the Funds; and

NOW THEREFORE, in consideration of the covenants and the mutual promises hereinafter contained and other good and valuable considerations the receipt of which is hereby acknowledged, the Prior Agreement is hereby amended and restated in full as follows:

1.          Limit on Operating Expenses.

a.	The Advisor hereby agrees to limit current Operating Expenses of each Fund, to an annual rate, expressed as a percentage of average annual net assets, to the amounts listed in Appendix A (the “Annual Limits”) with respect to the Fund. In the event that the current Operating Expenses for a Fund, as accrued each month, exceed the Annual Limit, the Advisor will pay to the Fund on a monthly basis, the excess expense within 30 days of being notified that an excess expense payment is due. Such payment may include waiving all or a portion of the Advisor’s investment advisory fee.

2.          Definition. For purposes of this Agreement, with respect to each Fund:

a.	The term “Operating Expenses” is defined to include all expenses necessary or appropriate for the operation of the Fund, including the Advisor’s investment advisory or management fee detailed in the Investment Advisory Agreement and any Rule 12b-1 fees and other expenses described in the Investment Advisory Agreement, but does not include taxes, leverage interest, brokerage commissions, dividend and interest expenses on short sales, fees and expenses associated with derivative instruments (including for example options and swap fees and expenses), other fees related to underlying investments (such as option fees and expenses or swap fees and expenses), acquired fund fees and expenses (as determined in accordance with SEC Form N-1A), expenses incurred in connection with any merger or reorganization, or extraordinary expenses such as litigation expenses.

b.	For each Fund, the term “Expense Limitation Period” is defined as the period of time commencing on the Effective Date (as defined in Paragraph 4 herein) and ending at the end of the fourth (4th) month following the Fund’s second fiscal year end, and each subsequent one (1) year period for which this Agreement automatically is renewed pursuant to Paragraph 4 hereof.

3.          Reimbursement of Fees and Expenses. Any payments to a Fund by the Advisor (each a “Subsidy”) pursuant to this Agreement are subject to reimbursement by the Fund to the Advisor for a period ending three (3) years after the date of the Subsidy, if so requested by the Advisor. The reimbursement may be paid by the Fund if the aggregate amount of the Fund’s Operating Expenses for the fiscal year in which the request for reimbursement is made, taking into account the reimbursement, does not exceed the Annual Limit in place at the time of the Subsidy or the current limitation on the Fund’s Operating Expenses, if less. In no case will the reimbursement amount exceed the total amount of Subsidies made by the Advisor with respect to a Fund pursuant to this Agreement and no reimbursement will include any amounts previously reimbursed. No reimbursement may be paid prior to the Fund’s payment of current Operating Expenses. Notwithstanding anything to the contrary herein, the provisions of this Paragraph 3 shall survive the termination of this Agreement, provided that the Investment Advisory Agreement has not been terminated. In such event, the Annual Limits for purposes of this Paragraph 3 shall continue to be the amounts listed in Appendix A.

4.         Term. This Agreement shall become effective with respect to each Fund, on the date specified in Appendix A (the “Effective Date”) and shall remain in effect through the end of the Fund’s Expense Limitation Period or as indicated in Appendix A, and shall automatically renew for each Fund for an additional one year period following the end of the Fund’s Expense Limitation Period, unless sooner terminated as provided in Paragraph 5 of this Agreement.

5.          Termination. This Agreement may be terminated at any time with respect to any Fund, and without payment of any penalty, by the Board of Trustees of the Trust, on behalf of the Fund, upon sixty (60) days’ written notice to the Advisor. This Agreement may be terminated by the Advisor with respect to any Fund, effective at the end of its then current term, without payment of any penalty upon at least sixty (60) days’ written notice prior to the end of any Expense Limitation Period of the Fund, subject to the consent of the Board of Trustees of the Trust, which consent will not be unreasonably withheld. This Agreement will automatically terminate with respect to any Fund listed in Appendix A if the Investment Advisory Agreement for that Fund is terminated, with such termination effective upon the effective date of the Investment Advisory Agreement’s termination for that Fund.

6.          Assignment. This Agreement and all rights and obligations hereunder may not be assigned without the written consent of the other party.

7.          Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

8.          Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to the conflict of laws principles thereof, provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the Investment Company Act of 1940 and the Investment Advisers Act of 1940, and any rules and regulations promulgated thereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested by their duly authorized officers, all on the day and year first above written.

INVESTMENT MANAGERS SERIES TRUST II		AXS INVESTMENTS LLC

By:	/s/ Joy Ausili	By:	/s/ Russell Tencer

Print Name:	Joy Ausili	Print Name:	Russell Tencer

Title:	Vice President	Title:	President

Appendix A

Fund	Annual Operating Expense Limit	Effective Date

Tradr 2X Long Innovation ETF	1.15%	5/3/2022
Tradr 2X Short Innovation Daily ETF	1.15%	8/6/2024
Tradr 1.5X Short NVDA Daily ETF	1.15%	7/14/2022
Tradr 2X Short TSLA Daily ETF	1.15%	7/14/2022
AXS Esoterica NextG Economy ETF	0.75%	12/16/2022 (a)
Tradr 2X Long SPY Weekly ETF	1.30%	7/24/2024
Tradr 2X Long SPY Monthly ETF	1.30%	7/24/2024
Tradr 2X Long SPY Quarterly ETF	1.30%	7/24/2024
Tradr 2X Long Triple Q Weekly ETF	1.30%	7/24/2024
Tradr 2X Long Triple Q Monthly ETF	1.30%	7/24/2024
Tradr 2X Long Triple Q Quarterly ETF	1.30%	7/24/2024
Tradr 2X Long SOXX Weekly ETF	1.30%	7/24/2024
Tradr 2X Long SOXX Monthly ETF	1.30%	7/24/2024
Tradr 2X Long SOXX Quarterly ETF	1.30%	7/24/2024
Tradr 1.75X Long FXI Weekly ETF	1.30%	7/24/2024
Tradr 1.75X Long FXI Monthly ETF	1.30%	7/24/2024
Tradr 1.75X Long FXI Quarterly ETF	1.30%	7/24/2024
Tradr 2X Long IWM Weekly ETF	1.30%	7/24/2024
Tradr 2X Long IWM Monthly ETF	1.30%	7/24/2024
Tradr 2X Long IWM Quarterly ETF	1.30%	7/24/2024
Tradr 2X Long TLT Weekly ETF	1.30%	7/24/2024
Tradr 2X Long TLT Monthly ETF	1.30%	7/24/2024
Tradr 1.75X Long TLT Quarterly ETF	1.30%	7/24/2024
Tradr 2X Long XLK Weekly ETF	1.30%	7/24/2024
Tradr 2X Long XLK Monthly ETF	1.30%	7/24/2024
Tradr 2X Long XLK Quarterly ETF	1.30%	7/24/2024
Tradr 2X Long XLF Weekly ETF	1.30%	7/24/2024
Tradr 2X Long XLF Monthly ETF	1.30%	7/24/2024
Tradr 2X Long XLF Quarterly ETF	1.30%	7/24/2024
Tradr 2X Long XBI Weekly ETF	1.30%	7/24/2024
Tradr 2X Long XBI Monthly ETF	1.30%	7/24/2024
Tradr 1.75X Long XBI Quarterly ETF	1.30%	7/24/2024
Tradr 1.75X Long NVDA Weekly ETF	1.30%	7/24/2024
Tradr 1.75X Long NVDA Monthly ETF	1.30%	7/24/2024

Fund	Annual Operating Expense Limit	Effective Date
Tradr 1.5X Long NVDA Quarterly ETF	1.30%	7/24/2024
Tradr 1.5X Long TSLA Weekly ETF	1.30%	7/24/2024
Tradr 1.5X Long TSLA Monthly ETF	1.30%	7/24/2024
Tradr 1.5X Long TSLA Quarterly ETF	1.30%	7/24/2024
Tradr 2X Short SPY Weekly ETF	1.50%	7/24/2024
Tradr 2X Short SPY Monthly ETF	1.50%	7/24/2024
Tradr 1.75X Short SPY Quarterly ETF	1.50%	7/24/2024
Tradr 2X Short Triple Q Weekly ETF	1.50%	7/24/2024
Tradr 2X Short Triple Q Monthly ETF	1.50%	7/24/2024
Tradr 1.75X Short Triple Q Quarterly ETF	1.50%	7/24/2024
Tradr 2X Short SOXX Weekly ETF	1.50%	7/24/2024
Tradr 2X Short SOXX Monthly ETF	1.50%	7/24/2024
Tradr 2X Short SOXX Quarterly ETF	1.50%	7/24/2024
Tradr 2X Short TLT Monthly ETF	1.50%	7/24/2024
Tradr 1.75X Short NVDA Weekly ETF	1.50%	7/24/2024
Tradr 1.5X Short NVDA Monthly ETF	1.50%	7/24/2024
Tradr 1.5X Short TSLA Weekly ETF	1.50%	7/24/2024
Tradr 1.5X Short TSLA Monthly ETF	1.50%	7/24/2024

*Fund has not commenced operations.
(a) The annual operating expense limit shall have an initial term of two years from the effective date.